Exhibit 8.1

LIST OF SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Incorporation	Percentage &Type of Securities Owned or Controlled by Company
		Voting Securities Held	Non-Voting Securities
Itetemia Mining Company Limited(1)	Republic of Tanzania, Africa	90% (common)	n/a
Lunguya Mining Company Ltd. (2)	Republic of Tanzania, Africa	60% (common)	n/a
Tancan Mining Company Limited	Republic of Tanzania, Africa	100% (common)	n/a
Tanzania American International Development Corporation 2000 Limited	Republic of Tanzania, Africa	100% (common)	n/a
Buckreef Gold Company Limited(3)	Republic of Tanzania, Africa	55% (common)	n/a
Northwest Base Metals Company Limited(4)	Republic of Tanzania, Africa	75% (common)	n/a

(1) The remaining 10% interest is held by State Mining Corporation.

(2) The remaining 40% interest is held by Northern Mining and Consultancy Company Ltd.

(3) The remaining 45% interest is held by State Mining Corporation.

(4)	The remaining interest is held 15% by State Mining Corporation and 10% by Beijing Songshanheli Mining Investment Co.